Exhibit 99.1

IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE

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IN RE BERKSHIRE GREY, INC. ) C.A. No. 2023-0171-LWW

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ORDER UNDER 8 DEL. C. § 205

WHEREAS, on July 21, 2021, Berkshire Grey, Inc. (“Berkshire Grey”) filed its Third Amended and Restated Certificate of Incorporation (the “Charter”) with the Delaware Secretary of State;

WHEREAS, from time to time on or after July 21, 2021 through the date of this Order, the Company has issued shares of its capital stock, and other securities convertible into or exercisable for shares of its capital stock, in reliance on the Charter;

WHEREAS, on February 13, 2023, Berkshire Grey filed with this Court a Verified Petition for Relief Under 8 Del. C. § 205 (the “Petition”); and

WHEREAS, the Court, having considered the factors in 8 Del. C. § 205(d), and for good cause shown,

IT IS HEREBY ORDERED, this 27th day of February, 2023, that, under 8 Del. C. § 205 and for the reasons set forth in the court’s bench ruling:

1 See Feb. 27, 2023 Hr’g Trans.; see also Opinion Regarding Section 205 Petition, In re Lordstown Motors Corp., 2023-0083-LWW (Del. Ch. Feb. 21, 2023) (setting forth reasoning for granting similar relief in a Section 205 action).

1.
The Charter, including the filing and effectiveness thereof, is hereby validated and declared effective retroactive to the date of its filing with the Office of the Secretary of State of the State of Delaware on July 21, 2021, and all amendments effected thereby.

2.
The Company’s securities (and the issuance of the securities)

described in the Petition and any other securities issued in reliance on the validity of the Charter are hereby validated and declared effective, each as of the original issuance dates.

3.
The action is hereby closed.

/s/ Lori W. Will

Vice Chancellor Will